Exhibit 99.1

American Financial Group, Inc. Updates its 2020 Core Net Operating Earnings Guidance Before Earnings or Losses from Marked-to-Market Investments and Announces Details Regarding its 2020 First Quarter Results Conference Call and Webcast

CINCINNATI – April 15, 2020 – American Financial Group, Inc. (NYSE: AFG) announced today revised earnings guidance for 2020.

As previously indicated, AFG’s original core net operating earnings guidance of $8.75 to $9.25 per share assumed a 10% annualized return on the Company’s $2.2 billion of investments that are marked to market through core operating earnings (“MTM investments”). This return assumption was consistent with the returns earned in 2018 and 2019 and with our long-term expectations for these investments.

Since providing 2020 guidance, the COVID-19 pandemic has had widespread financial and economic impacts, including a significant decrease in both equity and credit markets. As a result, the Company now believes the return on MTM investments in 2020 will be significantly lower than its previous expectations and returns in the second quarter of 2020 could be negative. Because the majority of AFG’s investments impacted by mark-to-market accounting are limited partnerships and similar investments accounted for using the equity method and reported on a quarter lag, these second quarter returns will reflect March 31, 2020 valuations provided by third party sources and will incorporate the downturn in financial markets during the first quarter. While AFG continues to expect an attractive return on its MTM investments over the long term, due to ongoing volatility and uncertainty it is difficult to forecast accurately the ultimate MTM returns in 2020.

As a result, the following guidance for 2020 reflects AFG’s core net operating earnings before earnings or losses from MTM investments. This guidance demonstrates the continued underlying strength of AFG’s insurance businesses.

Updated 2020 Full Year Guidance*

	2020 Guidance*	2019 Actual*
P&C pretax core operating earnings*	$640 - $700 million	$679 million
Annuity pretax core operating earnings*	$275 - $305 million	$298 million
AFG core net operating earnings per share*	$6.45 - $7.25 per share	$7.11 per share

*Before earnings or losses from AFG’s MTM investments, which are included as a component of core operating earnings. For the 12 months ended December 31, 2019, MTM investments generated pretax net investment income before DAC of $197 million, representing a 10.2% yield. At March 31, 2020, AFG’s carrying value of these MTM investments was approximately $2.2 billion.

The above guidance reflects the impacts of (i) recent opportunistic purchases of fixed income securities, (ii) lower short-term interest rates than previously assumed, (iii) a decline in property and casualty premiums as compared to our original expectations, (iv) recent renewal rate actions taken on annuity policies near or at the end of their surrender charge period, and (v) other items related to the impact of COVID-19.

2020 First Quarter Expectations

	Expected Q1 2020	Q1 2019 Actual
P&C pretax core operating earnings*	$170 - $180 million	$177 million
Annuity pretax core operating earnings*	$70 - $80 million	$64 million
AFG core net operating earnings per share*	$1.90 - $2.00 per share	$1.73 per share
AFG core net operating earnings per share	$1.80 - $1.90 per share	$2.02 per share
AFG net earnings (loss) per share	($3.40) - ($3.30) per share	$3.63 per share

*Before earnings or losses from AFG’s MTM investments, which are included as a component of core operating earnings. For the three months ended March 31, 2019, MTM investments generated pretax net investment income before DAC of $43 million, representing a 9.6% yield. At March 31, 2020, AFG’s carrying value of these MTM investments was approximately $2.2 billion.

In addition to excluding earnings on MTM investments where indicated, our core earnings per share expectations and guidance excludes non-core items such as realized gains and losses, annuity non-core earnings and losses, and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.

Non-Core Net Realized Losses on Securities

Based on preliminary analysis, the significant decline in the equity markets during the first quarter of 2020 resulted in non-core net realized losses on securities of approximately $4.85 per share. It is estimated that these realized losses will include approximately $4.70 per share in after-tax, after-DAC net losses to adjust equity securities that the Company continued to own, to fair value.

These expectations and guidance are preliminary in nature and is subject to review up to and including the date of the Company’s earnings release, which is currently scheduled for May 11, 2020 after the markets close. At that time, the Company will provide additional guidance measures, consistent with prior practice.

Capital and Liquidity

Year-to-date, AFG has repurchased 826,283 shares of its common stock at an average price of $74.28 per share, for a total of approximately $61 million.

AFG estimates that its excess capital at March 31, 2020 exceeded $600 million. The Company expects to continue to have significant excess capital and liquidity throughout 2020 and beyond, and its insurance subsidiaries are projected to have capital at or in excess of the levels expected by ratings agencies in order to maintain their current ratings.

In addition, as previously announced, AFG recently issued $300 million of 10-year senior debt. With consideration to this issuance, AFG parent effectively held cash of $486 million at March 31, 2020 and furthermore, AFG has an unused $500 million line of credit.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, commented: “We are operating in an extraordinary and unprecedented environment as a result of the COVID-19 pandemic. We continue to do our part to help to prevent the spread of the virus by making decisions that are guided by information from health officials and government leaders, and shaped by AFG’s corporate values. Our foremost priority is to protect the well-being of our employees. Nearly all of our teams are working virtually to provide the secure, trusted service and support that our agents and policyholders count on. We have built strong core operating businesses and managed our capital prudently over many years, which has enabled us to successfully navigate periods of uncertainty and various economic cycles. This time is no different. AFG’s balance sheet remains strong. Our liquidity and excess capital afford us the flexibility to effectively address and respond to the uncertainties introduced by COVID-19. Our thoughts and prayers are with all of those affected by the virus and the individuals caring for them.”

Details Regarding AFG’s 2020 First Quarter Earnings Release and Conference Call

AFG will release its 2020 first quarter results after the markets close on Monday, May 11, 2020. The release will be available shortly thereafter on AFG’s website at www.AFGinc.com.

In conjunction with its release, AFG will hold a conference call to discuss 2020 first quarter results at 11:30 a.m. (ET) on Tuesday, May 12, 2020. There are two communication modes available to listen to the call.

By Telephone
Toll-free access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 8449094. Please dial in five to ten minutes prior to the scheduled start time of the call. A replay will be available approximately two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on May 19, 2020. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 8449094.

Via the Internet
The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click on the following link: https://www.AFGinc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until May 19, 2020 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of $70 billion as of December 31, 2019. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to capital requirements; changes in costs associated with the exit from the Lloyd’s market and the run-off of AFG’s Lloyd’s-based insurer, Neon; the effects of the COVID-19 outbreak, including the effects on the international and national economy and credit markets, legislative or regulatory developments affecting the insurance industry, quarantines or other travel or health-related restrictions; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:
Diane P. Weidner, IRC
Assistant Vice President, Investor & Media Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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AFG2020-09